EXHIBIT 4.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                         ANADARKO PETROLEUM CORPORATION
                      RESTATED CERTIFICATE OF INCORPORATION


      Anadarko Petroleum Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

            (i) The amendments set forth below to the Corporation's Restated Certificate of Incorporation previously filed in the Office of the Secretary of State of Delaware on August 29, 1986, as amended, have been duly adopted by the Board of Directors of the Corporation, and the Board has declared said amendments to be advisable and called a meeting of the stockholders of the Corporation for consideration thereof.

            (ii) Thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

            (iii) The first paragraph of Article Fourth thereof is amended and restated to read as follows:

                  "FOURTH. The total number of shares which the Corporation shall have authority to issue is 452,000,000 shares, of which
                  (a) 2,000,000 shares shall be Preferred Stock, issuable in series, of the par value of $1.00 per share and (b) 450,000,000 shares shall be Common Stock, of the par value of $0.10 per share."

            (iv) Article Seventh thereof is amended and restated to read as follows:

                  "SEVENTH. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than six nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At a special meeting of stockholders held on August 27, 1986, Class I directors were elected for a term ending at the 1987 Annual Meeting of Stockholders, Class II directors were elected for a term ending at the 1988 Annual Meeting of Stockholders and Class III directors were elected for a term ending at the 1989 Annual Meeting of Stockholders, in each case effective as of the date of filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. At

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                  each Annual Meeting of Stockholders beginning in
                  1987, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

                  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause."

            (v) These amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


      IN WITNESS WHEREOF, Anadarko Petroleum Corporation has caused this certificate to be signed by J. Stephen Martin, its authorized officer, this 13th day of July, 2000.


                                          Anadarko Petroleum Corporation


                                          /s/ J. Stephen Martin
                                          ---------------------------
                                          Name: J. Stephen Martin
                                          Title: Vice President